Exhibit 5.1

August 12, 2020

Caesars Entertainment, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Caesars Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on August 12, 2020 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended, (the “Act”), up to (x) 3,166,859 shares of the Company’s Common Stock, par value $0.00001 per share (the “Company Shares”), issuable under and pursuant to the Caesars Entertainment Corporation 2017 Performance Incentive Plan (as amended from time to time, the “Caesars Plan”) and/or the Eldorado Resorts, Inc. Amended & Restated 2015 Equity Incentive Plan (the “Eldorado Plan”, and together with the Caesars Plan, the “Plans” and such shares, the “Plan Shares”), as well as (y) up to 111,478 Company Shares issuable upon the exercise of certain performance-based options previously granted under the Caesars Entertainment Corporation 2012 Performance Incentive Plan (as amended from time to time, the “2012 Plan” and such shares, the “Performance Shares”, and together with the Plan Shares, the “Shares”).

In rendering the opinions expressed below, we have examined the General Corporations Law of the State of Delaware (the “DGCL”), the Registration Statement and the Plans and Company records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Plans, and other documents as we have deemed necessary.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the registration of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, when issued and, delivered and upon receipt of all amounts that a participant is required to pay to purchase the Shares, which consideration shall constitute lawful consideration under Delaware law, each in accordance with the terms of the Caesars Plan, the Eldorado Plan or the 2012 Plan, as applicable, and any applicable award agreement, the Shares will be or have been, as applicable, validly issued, fully paid and non-assessable. The foregoing opinion is limited to matters involving the federal laws of the United States of America and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to us in the Registration Statement. In giving such opinion, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank LLP

JTA/DRC